SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-12.

Kaydon Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Ann Arbor, Michigan

April 5, 2001

To Shareholders:

      The Annual Meeting of Shareholders of Kaydon Corporation (“Kaydon”) will be held at the Crowne Plaza Hotel, Ann Arbor, Michigan on Thursday, May 3, 2001, at 11:00 a.m. for the following purposes:

(1) to elect a Board of Directors; and

(2) to transact such other business as may properly come before the meeting and any adjournment thereof.

      Shareholders of record at the close of business on March 5, 2001 are entitled to notice of and to vote at the meeting.

JOHN F. BROCCI
Vice President Administration and
Secretary

      THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND IMMEDIATE RETURN OF THE ACCOMPANYING PROXY.

      You can help avoid the necessity and expense of sending a follow-up letter by the prompt completion and return of the enclosed proxy whether or not you expect to attend the Annual Meeting of Shareholders. For your convenience, there is enclosed a self-addressed envelope requiring no postage if mailed in the United States.

KAYDON CORPORATION

315 East Eisenhower Parkway
Suite 300
Ann Arbor, Michigan 48108

ANNUAL MEETING OF SHAREHOLDERS

to be held on May 3, 2001

PROXY STATEMENT

April 5, 2001

Introduction

      The Annual Meeting of Shareholders of Kaydon Corporation (“Kaydon”) will be held on Thursday, May 3, 2001, at the Crowne Plaza Hotel, 610 Briarwood Circle, Ann Arbor, Michigan at 11:00 a.m. for the purposes set forth in the accompanying notice. This statement is furnished in connection with the solicitation by Kaydon’s Board of Directors of proxies to be voted at such meeting and at any and all adjournments thereof. This statement and the accompanying form of proxy are first being distributed to shareholders on or about April 5, 2001.

Quorum and Vote Requirements

      Each share of common stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting.

      Participants in the Kaydon Corporation Employee Stock Ownership and Thrift Plan, the Electro-Tec Corporation Employee Retirement Benefit Plan and the Fluid Power Companies’ Pension and Retirement Savings Plan will receive separate voting instruction cards covering the shares held for participants in those Plans. Voting instruction cards must be returned or the shares will not be voted by the trustee.

      For purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, all shares for which a proxy or vote is received, including abstentions and shares represented by broker non-votes, will be counted as present and entitled to vote and will count towards the quorum.

      Proxies properly executed, duly returned and not revoked will be voted at the Annual Meeting (including adjournments) in accordance with the specifications therein.

      If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked any time prior to the exercise thereof by executing and returning a proxy bearing a later date, by giving notice of revocation to the Secretary of Kaydon, or by attending the Annual Meeting and voting in person.

      Votes are counted at the meeting by the Inspector of Election.

Election of Directors (Item No. 1 on Proxy Card)

      The Directors shall be elected by a plurality of votes validly cast in person or by proxy at any meeting at which a quorum is present. Shares represented by proxies that are marked “withholding authority” with respect to the election of one or more nominees as Directors will not be counted in determining whether a plurality of votes was obtained in such matters. If no directions are given and the signed card is returned, the members named as proxies will vote the shares for the election of all listed nominees for Directors. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”), and abstentions, those shares will not be included in the vote totals and, therefore, will have no effect on the vote.

ELECTION OF DIRECTORS

      The persons designated as proxies in the accompanying proxy have been selected by the Board of Directors of Kaydon and have indicated that they intend to vote all proxies received by them for the election of each of the following nominees for the office of director of Kaydon, unless instructed otherwise, each to serve until the Annual Meeting of Shareholders next succeeding their election and until their successors have been duly elected and qualified.

      If for any reason any of the following nominees is not a candidate when the election occurs, which is not anticipated, it is intended that the proxies will be voted for the election of a substitute nominee if one is designated by the Board of Directors.

Name and Age of Nominees

Gerald J. Breen (55)	Mr. Breen has been the Chairman and Chief Executive Officer of IER Industries, Inc. since 1993. Prior to that Mr. Breen had been President and Chief Executive Officer of Cuyam Corporation and a private investor since 1986. Mr. Breen also serves on the Board of Directors of Disposable Products Company, LLC. He has been a Director of Kaydon since January 1992.

Brian P. Campbell (60)	Mr. Campbell has been President and Chief Executive Officer of Kaydon Corporation since September 1998 and Chairman of the Board since April 1999. Prior to that Mr. Campbell was founder and President of TriMas Corporation from May 1986 to January 1998, and from January 1998 to September 1998, President and Co-Chief Operating Officer of MascoTech, Inc. He has been a Director of Kaydon since September 1995.

Thomas C. Sullivan (63)	Mr. Sullivan has been Chairman and Chief Executive Officer of RPM, Inc. since 1971. He has been a Director of RPM, Inc. since 1963. Mr. Sullivan is a Director of Pioneer-Standard Electronics, Inc., National City Bank and Huffy Corporation. He has been a Director of Kaydon since September 1998.

B. Joseph White (53)	Mr. White is Dean of the University of Michigan Business School, a position he has held since 1991. Mr. White is a Trustee of Equity Residential Properties Trust. He is a Director of Kelly Services, Inc. and Gordon Food Service Inc. Mr. White is a Director of several mutual funds managed by Alger Management, Inc. He has been a Director of Kaydon since April 1999.

      The Board of Directors recommends a vote FOR the election of the persons named above as Directors of the Corporation.

DIRECTOR COMPENSATION AND BOARD COMMITTEES

      During 2000, Kaydon’s Board of Directors met five times for regular meetings and six times for special telephonic meetings. Each outside Director received $2,000 for each attendance at a Board of Directors regular meeting, $500 for attendance at each telephonic meeting, $800 per committee meeting if the Director is the Chairman of either the Audit or Compensation Committee and $500 per committee meeting if the Director is a member of either the Audit or Compensation Committee. Each outside Director was paid $16,250 as a retainer for the year, paid quarterly. In addition to the payment of such fees, the Company reimburses all Directors for expenses incurred in carrying out their duties. In December 2000, the Board of Directors approved, effective January 1, 2001, a Director Deferred Compensation Plan for non-employee Directors. Under the provisions of this Plan, a non-employee director may elect to defer payment of all or a part of the compensation received as a director. Deferred compensation may be credited to an interest bearing account or Kaydon Corporation Common Stock. Payments under the Plan commence when a participant ceases to be a director or at a future date elected by the director. Each Director attended more than 75% of the aggregate of the total meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which the Directors served. The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a Nominating Committee.

AUDIT COMMITTEE

      Kaydon’s Board of Directors has an Audit Committee that consists of three directors. B. Joseph White (Chairman), Gerald J. Breen and Thomas C. Sullivan are the current members of the Audit Committee. All members of the Audit Committee are independent as such term is defined under the listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a written charter which was approved and adopted by the Board of Directors on May 31, 2000 and is attached to this Proxy Statement as Appendix A.

      The Audit Committee:

•	recommends to the Board the independent accountants to be selected or retained to audit Kaydon’s financial statements;

•	takes, or recommends that the full Board takes appropriate action to oversee the independence of the independent accountants;

•	oversees the independent accountants’ relationship by discussing with Kaydon’s independent accountants the nature, scope and rigor of the audit process, receiving and reviewing audit reports and providing the independent accountants with full access to the committee and the Board to report on any and all appropriate matters;

•	reviews the audited financial statements and discusses them with management and the independent accountants, including discussions concerning the quality of Kaydon’s accounting principles, policies and practices as applied in Kaydon’s financial reporting;

•	recommends to the Board whether the audited financial statements should be included in the Corporation’s Annual Report on Form 10-K;

•	reviews with management and the independent accountants the quarterly financial information before filing Kaydon’s Form 10-Qs; this review is performed by the committee or its chairperson;

•	discusses with management and the independent accountants the quality and adequacy of the Corporation’s internal controls;

•	discusses with management the status of pending litigation and other areas of oversight as the committee deems appropriate; and

•	reports committee activities to the full Board.

      During the fiscal year ended December 31, 2000 the Audit Committee held two meetings with the independent auditors and also discussed with them the interim financial information contained in each quarterly earnings announcement prior to public release. See the “Audit Committee Report” for additional information.

COMPENSATION COMMITTEE

      Kaydon’s Board of Directors has a Compensation Committee that consists of three directors. Gerald J. Breen (Chairman), Thomas C. Sullivan and B. Joseph White are the current members of the Compensation Committee. The Compensation Committee met four times during the fiscal year ended December 31, 2000.

      The principal responsibilities of the Compensation Committee are to:

•	review and advise management on broad compensation policies, incentive programs, stock option/stock incentive plans, deferred compensation and retirement plans;

•	approve and recommend base salaries, salary increases and other benefits for elected officers;

•	take certain actions required or permitted to be taken by the Board of Directors under the long term stock incentive and annual incentive compensation plans of Kaydon; and

•	review recommendations for major changes in compensation, benefit and retirement plans which have application to significant numbers of Kaydon’s total employees and which require review or approval of the Board of Directors.

      See “Compensation Matters” and the “Compensation Committee Report on Executive Compensation” for additional information.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Number of Shares Outstanding, Record Date and List of Shareholders

      Only shareholders of record at the close of business on Monday, March 5, 2001 are entitled to notice of and to vote at the Annual Meeting. At the close of business on such date there were 30,357,063 shares of common stock of Kaydon outstanding. A shareholders list will be available for examination by shareholders at the Annual Meeting in accordance with Section 219 of the Delaware General Corporation Law.

COMMON STOCK OWNERSHIP

      The following table sets forth information as of December 31, 2000, concerning the only persons known to Kaydon to be the beneficial owners of more than 5% of Kaydon’s issued and outstanding stock:

		Percentage of
Name and Address	Amount and Nature of	Issued and Outstanding
of Beneficial Owner	Beneficial Ownership(1)	Common Stock

NewSouth Capital Management, Inc.	2,268,430	7.6%
1000 Ridgeway Loop Rd., Suite 233 Memphis, TN 38120

Neuberger Berman, Inc.	2,119,773	7.36%
605 Third Ave New York, NY 10158

(1)	These shares are owned by various individual and institutional investors for which NewSouth Capital Management, Inc. and Neuberger Berman, Inc., respectively, serve as investment advisors with power to direct investments and/or shared power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, NewSouth Capital Management, Inc. and Neuberger Berman, Inc. are deemed to be beneficial owners of such shares; however, each expressly disclaims that they are, in fact, the beneficial owners of such shares.

      The following table presents information regarding beneficial ownership of Kaydon’s common stock by each member of the Board of Directors and the Named Executive Officers as of December 31, 2000.

			Percentage of Issued
	Amount and Nature		And Outstanding
	of Beneficial Ownership		Common Stock on
Name and Address	of Common Stock		December 31, 2000

Gerald J. Breen	31,250	(1)	*
8271 Bavaria Road Macedonia, OH 44056

Brian P. Campbell	233,600	(2)	*
315 East Eisenhower Parkway, Ste 300 Ann Arbor, MI 48108

Thomas C. Sullivan	11,250	(3)	*
2628 Pearl Road Medina, OH 44258

B. Joseph White	6,950	(4)	*
701 Tappan Street Ann Arbor, MI 48109

John F. Brocci	165,354	(5)	*
315 East Eisenhower Parkway, Ste 300 Ann Arbor, MI 48108

Kenneth W. Crawford	25,136	(6)	*
315 East Eisenhower Parkway, Ste 300 Ann Arbor, MI 48108

John R. Emling	54,490	(7)	*
315 East Eisenhower Parkway, Ste 300 Ann Arbor, MI 48108

All Executive Officers and Directors as a group (seven (7) persons)	528,030		1.76%

*	Less than one percent.

(1)	Included in these shares are 21,250 shares acquirable under the Directors Stock Option Plan in 2001.

(2)	Included in these shares are 2,000 shares owned by a trust as to which Mr. Campbell disclaims beneficial ownership, 85,000 shares acquirable under the Stock Option Plan in 2001 and 72,600 shares of restricted stock holdings.

(3)	Included in these shares are 6,250 shares acquirable under the Directors Stock Option Plan in 2001.

(4)	Included in these shares are 6,250 shares acquirable under the Directors Stock Option Plan in 2001.

(5)	Included in these shares are 93,750 shares acquirable under the Stock Option Plan in 2001 and 22,000 shares of restricted stock holdings.

(6)	Included in these shares are 6,000 shares (stock options) acquirable under the 1999 Long Term Stock Incentive Plan in 2001, 136 shares held in his account in the Kaydon Corporation Employee Stock Ownership and Thrift Plan and 17,000 shares of restricted stock holdings.

(7)	Included in these shares are 11,250 shares acquirable under the Stock Option Plan in 2001, 90 shares held in his account in the Kaydon Corporation Employee Stock Ownership and Thrift Plan and 42,400 shares of restricted stock holdings.

Note:	The restricted stock grants referenced above include the sole power to vote the underlying shares and thus Messrs. Campbell, Brocci, Crawford and Emling are deemed beneficial owners of that restricted stock.

Compensation Matters

      The following is the report of the Compensation Committee with respect to its principal accountabilities for the fiscal year ended December 31, 2000.

Summary Compensation Table

					Long Term Compensation

		Annual Compensation			Awards		Payouts

				Other		Securities		All
				Annual	Restricted	Underlying	LTIP	Other
Name and		Salary	Bonus	Compen-	Stock	Options/	Payouts	Compen-
Principal Position	Year	($)	($)	sation($)	Awards($)	SARs(#)	($)	sation($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)

Brian P. Campbell	2000	$600,000	0	0	0	0	0	0
Chairman, President and	1999	$600,000	$250,000	0	$1,801,387	0	0	0
Chief Executive Officer	1998	$166,154	0	0	0	100,000	0	0

John R. Emling	2000	$241,256	0	0	$476,250	0	0	0
Senior Vice President of	1999	$176,250	$25,000	0	$555,800	0	0	0
Operations	1998	$53,846	$165,000	0	0	15,000	0	0

John F. Brocci	2000	$170,000	0	0	0	0	0	0
Vice President	1999	$164,154	$100,000	0	$545,875	0	0	0
Administration and Corporate Secretary	1998	$149,777	$130,700	0	0	25,000	0	0

Kenneth W. Crawford	2000	$161,730	0	0	0	0	0	0
Vice President and	1999	$114,815	$65,000	0	$421,812	12,000	0	0
Corporate Controller	1998	0	0	0	0	0	0	0

Column (A):	John R. Emling became the Senior Vice President of Operations in April 2000.

Column (C):	Includes deferrals into the 401(k) plan.

Column (D):	For presentation in this table, incentive compensation (“bonuses”) are shown in the year earned, although they are generally paid the following year.

Column (F):	Represents, for each Named Executive Officer, restricted stock awards made under the Company’s 1999 Long Term Stock Incentive Plan. The information above is based on the closing price of the Common Stock on the date on which the awards were made. Dividends are paid on all restricted stock.

The number and value at December 31, 2000, of the aggregate restricted stock holdings of each Named Executive Officer are as follows:

	Number of Shares	Value at December 31, 2000

Mr. Campbell	72,600	$1,805,925

Mr. Emling	42,400	$1,054,700

Mr. Brocci	22,000	$547,250

Mr. Crawford	17,000	$422,875

One-half of the restricted stock vests ratably over ten years beginning January 5, 2001. The other half is subject to performance conditions and a vesting schedule. Shares as to which the performance conditions are satisfied vest over eight, nine, or ten years, depending on the performance condition satisfied, beginning March 1, 2003, 2002 and 2001, respectively. All shares are also subject to vesting upon disability or death while employed at Kaydon.

The performance condition as to the first 30% of the restricted stock subject to performance conditions would have been met if diluted earnings per share for 2000 were at least $2.17 or the Company’s Common Stock did attain a closing price of at least $32.50 per share for 10 trading days within a 60 day period before December 31, 2000; cumulative diluted earnings per share for 2000 and 2001 are at least $4.72 or the Company’s Common Stock attains a closing price of at least $38.25 per share for 10 trading days within a 60 day period before December 31, 2001; cumulative diluted earnings per share for 2000 through 2002 are at least $7.72 or the Company’s Common Stock attains a closing price of at least $45 per share for 10 trading days within a 60 day period before December 31, 2002.

NOTE:	The Company did not meet the performance conditions in 2000 therefore the first 30% of the restricted stock did not begin vesting March 1, 2001.

The performance condition as to the second 30% of the restricted stock subject to performance conditions is met if diluted earnings per share for 2001 are at least $2.55 or the Company’s Common Stock attains a closing price of at least $38.25 per share for 10 trading days within a 60 day period before December 31, 2001; cumulative diluted earnings per share for 2000 through 2002 are at least $7.72 or the Company’s Common Stock attains a closing price of at least $45 per share for 10 trading days within a 60 day period before December 31, 2002.

The performance condition as to the final 40% of the restricted stock subject to performance conditions is met if diluted earnings per share for 2002 are at least $3.00 or the Company’s Common Stock attains a closing price of at least $45 per share for 10 trading days within a 60 day period before December 31, 2002.

Column (G):	Reflects the number of Non-Qualified Stock Options granted.

      The Company has not entered into any employment contract with any of the Named Executive Officers or Directors. However, it has entered into Change-in-Control Compensation Agreements with the Named Executive Officers, as described more fully below, and has entered into a Supplemental Executive Retirement Plan (“SERP”) with certain executive officers, as described in the Pension Plan section of this Proxy.

Change in Control Compensation Agreements

      Kaydon has entered into Change-in-Control Compensation Agreements with certain selected executives, including Messrs. Campbell, Brocci, Crawford and Emling. The Change-in-Control Compensation Agreements provide that in the event of (i) the termination by Kaydon of the Executive Officer’s employment within three years after a Change-in-Control (as defined in the agreement) of the Company (except for reasons of retirement, death, disability or cause), or (ii) the termination by the Executive Officer within three years after a Change-in-Control of the Company for specified reasons, such Executive Officer will be entitled to termination benefits. The permissible reasons for the Executive Officer to terminate his employment and receive termination benefits include a substantial reduction in his duties and responsibilities, a reduction in his compensation or benefits package or the transfer of the Executive Officer to a location requiring a change in his residence or a material increase in the amount of travel normally required.

      The termination benefits to which the Executive Officer is entitled, which coordinate with benefits provided upon a Change-in-Control under the SERP, include three times annual base salary at the time of termination, payable in a lump sum payment, and certain other benefits provided in the agreement. None of the benefits would be affected or reduced if the Executive Officer were to obtain new employment after his termination by Kaydon. The Change-in-Control Compensation Agreements were approved by the Board of Directors as reasonable termination compensation for the Executive Officers in order to encourage management to remain with the Company and to continue to devote full attention to Kaydon’s business in the event of a threatened Change-in-Control of the Company.

Compensation Committee Report On Executive Compensation

      The Compensation Committee (the “Committee”) ensures that the Company’s compensation philosophy is consistent with the Company’s best interests and is properly implemented.

Compensation Philosophy

      The overall focus of Kaydon’s compensation program is to enhance shareholder value through attainment of the Company’s strategic goals. The executive compensation program is intended to motivate executives by rewarding them for achieving results that are intended to produce greater shareholder value and, therefore, a significant portion of the total compensation paid to Company executives is “at risk.”

      Although the Committee considers a variety of factors when it establishes compensation, it does not weigh them or utilize them in formulas. In general, the relevant factors considered by the Committee are the Company’s operating and financial performance (both relative to internal criteria and to the performance of comparable companies); the performance, responsibilities and tenure of individual executives; the strategic challenges for which they are responsible; the competitive environment for skilled executive talent; and general economic conditions and outlook.

      The objectives of the Company’s executive compensation program are to:

•	Support the achievement of desired Company performance by ensuring that an appropriate relationship exists between executive compensation and the creation of long-term shareholder value.

•	Provide compensation that will motivate, attract and retain superior management talent and reward performance.

•	Align the executives’ interests with the success of the Company by placing a significant portion of their compensation “at risk.”

•	Through the 1999 Long Term Stock Incentive Plan, provide a higher percentage of executive and key manager total compensation in the form of long-term equity incentives.

Executive Officer Compensation Program

      The Company’s Executive Officer compensation program is comprised of base salary, annual cash incentive compensation, and long-term incentive compensation in the form of stock options and restricted stock awards. The Committee reviews the Company’s annual and long-term goals when considering compensation of Executive Officers, but compensation decisions are a function of the Committee’s discretionary judgment rather than the application of plan formulas.

Base Salary

      In determining base salaries, the Committee annually takes into account individual experience and contributions to the Company’s performance, as well as specific issues and challenges particular to the Company and the individual.

Annual Incentive Compensation

      The purpose of the Company’s annual incentive compensation program is to provide a direct financial incentive in the form of an annual cash bonus, if earned, to Executive Officers to achieve the Company’s annual and long-term growth and performance goals.

Long-Term Stock Incentive Program

      The Company’s 1999 Long Term Stock Incentive Plan provides for the grant of stock options, restricted stock awards and other types of awards in connection with the Company’s long-term incentive program for Executive Officers, other executives and key managers. The objectives of the program are to align management and shareholder long-term interests by creating a strong and direct long-term relationship between executive compensation and shareholder returns. The Committee strongly believes that by providing those individuals who have substantial responsibility for the management and growth of the Company, and the maximizing of shareholder returns, with an opportunity to increase their ownership of Company Common Stock, the best interests of shareholders, and Executive Officers and key managers will be more closely aligned. The Company’s stock options and restricted stock awards generally vest over periods of ten years which increases the long-term aspect of these awards. As a result of the Company’s extended vesting schedule, the dollar value of these stock-based incentives can appreciate to substantial amounts since there is a longer time period for the Company stock prices to appreciate. Although many other companies have shorter vesting schedules which enable individuals to receive their equity incentives in a shorter time period, the Company believes this could lead to decisions adverse to the long-range interests of the Company and its shareholders. Further, the Company believes that the extended vesting of stock awards also promotes retention and spreads compensation expense over a longer term.

      The Company’s policy is to purchase shares of Company Common Stock in the open market sufficient to provide for all restricted stock awards so that the expense related to these awards is more consistent and less variable, as well as to avoid any earnings per share dilution resulting from these awards. This expense is amortized over the vesting period of the awards. Because the Company’s tax deduction is based on the fair market value at the time the restrictions lapse, the after-tax cost of this program can be very favorable to the Company based on future appreciation of Company Common Stock.

      The Committee has the authority to establish rules for the administration of the Plan; to select those individuals to whom awards are granted; to determine types of awards and the number of shares covered by such awards; to set the terms and conditions of such awards; and to cancel, suspend or amend awards. However it is the intent of the Committee not to re-price options.

      Generally the Committee reviews long-term stock incentives annually. During 2000, the Committee approved non-qualified stock option grants totaling 30,000 shares to two employees. Also during 2000, the Committee awarded restricted stock grants which vest over ten years totaling 48,450 shares to 13 employees. The Committee also awarded another 22,700 shares to six employees contingent upon the Company achieving established earnings requirements or stock price hurdles in each of fiscal years 2000, 2001 and 2002 (if earned, these shares also vest over a ten, nine or eight year period coincident with achieving each hurdle).

•  CEO Compensation — Brian P. Campbell

Brian P. Campbell became the President and Chief Executive Officer of Kaydon Corporation in September 1998 and in April 1999 he was elected Chairman of the Board. He was re-elected Chairman in May 2000.

   -  Base Salary

The Committee made no adjustment to Mr. Campbell’s base pay in 2000.

   -  Incentive Compensation

Mr. Campbell received no incentive compensation bonus for 2000.

   -  Long Term Stock Incentives

Mr. Campbell received no stock option grants or restricted stock awards in 2000.

Committee Policy Regarding Compliance with Section 162 (m) of the Internal Revenue Code of 1986 (the “Code”)

      Section 162(m) of the Code, effective January 1, 1994, establishes a limit on the deductibility of annual compensation for the Executive Officers named in this proxy that exceeds $1 million per year unless such pay is pursuant to qualifying performance-based plans approved by the stockholders of the Company. Compensation as defined includes, among other things, base salary, incentive compensation and gains on stock options, restricted stock, and other transactions under Kaydon’s prior Stock Option Plan and the 1999 Long Term Stock Incentive Plan.

      The Committee establishes individual executive compensation based primarily upon the Company’s performance and competitive considerations. As a result, executive compensation may exceed $1 million in a given year. The Committee will continue to consider ways to maximize deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate Executive Officers in a manner commensurate with the performance of Kaydon and the competitive environment for executive talent.

Compensation Committee:

Gerald J. Breen (Chairman)
Thomas C. Sullivan
B. Joseph White

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      No Executive Officer, Director or member of the Compensation Committee of the Company had any interlocking relationship which would require disclosure in this Proxy Statement.

OPTION/ SAR GRANTS TABLE

Option/ SAR Grants in Last Fiscal Year

Individual Grants

% of Total
	Number of	Options/
	Securities	SARs
	Underlying	Granted to	Exercise or
	Options/SARs	Employees in	Base Price
Name	Granted(#)	Fiscal Year	($/SH)
(A)	(B)	(C)	(D)

[Additional columns below]

[Continued from above table, first column(s) repeated]

Option/ SAR Grants in Last Fiscal Year

Alternative to
		Potential		(F) and (G):
		Realizable		Grant Date
		Value at Assumed		Value
Annual Rates
of Stock
Price Appreciation
		for Option Term		Grant Date
Present Value
Name	Expiration Date	5%($)	10%($)	($)
(A)	(E)	(F)	(G)	(H)

Note:	No Option/ SAR grants were made in the fiscal year ended December 31, 2000 to any Named Executive Officer.

OPTION/ SAR EXERCISES AND YEAR-END VALUE TABLE

Aggregated Option/SAR Exercises in Last Fiscal Year, and FY-End Option/SAR Value

(A)	(B)	(C)	(D)	(E)
Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-The-Money
			Options/SARs	Options/SARs
			at FY-End(#)	at FY-End($)
Shares
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise(#)	Realized($)	Unexercisable	Unexercisable

Brian P. Campbell	0	0	(E)50,000	(E)$3,125
			(U)50,000	(U)$3,125

John F. Brocci	20,000	132,500	(E)81,250	(E)$4,688
			(U)18,750	(U)($50,000)

Kenneth W. Crawford	0	0	(E) 3,000	(E)($25,313)
			(U) 9,000	(U)($75,939)

John R. Emling	0	0	(E) 7,500	(E)$469
			(U) 7,500	(U)$469

Note:	Kaydon stock closed at $24.875 on December 29, 2000 (last trading day).

LONG TERM INCENTIVE PLAN AWARDS TABLE

Long Term Incentive Plan Awards in Last Fiscal Year

			Estimated Future Payouts Under
			Non-Stock Price Based Plans

(A)	(B)	(C)	(D)	(E)	(F)
	Number of	Performance or
	Shares, Units	Other Period
	or Other	Until Maturation	Threshold	Target	Maximum
Name	Rights(#)	or Payout	($ or #)	($ or #)	($ or #)

Brian P. Campbell	0	0	0	0	0

John F. Brocci	0	0	0	0	0

Kenneth W. Crawford	0	0	0	0	0

John R. Emling	0	0	0	0	0

PENSION PLAN TABLE

      The following table presents information regarding estimated annual benefits payable as a straight life annuity upon retirement to executives named in the Summary Compensation Table.

Final	Years of Credited Service at Retirement
Average
Pay	5	10	15	20	25	30 or more

$100,000	$6,882	$13,764	$20,646	$27,528	$34,411	$41,293

$200,000	14,782	29,564	44,346	59,128	73,911	88,693

$300,000	22,682	45,364	68,046	90,728	113,411	136,093

$400,000	30,582	61,164	91,746	122,328	152,911	183,493

$500,000	38,482	76,964	115,446	153,928	192,411	230,893

$600,000	46,382	92,764	139,146	185,528	231,911	278,293

$700,000	54,282	108,564	162,846	217,128	271,411	325,693

$800,000	62,182	124,364	186,546	248,728	310,911	373,093

$900,000	70,082	140,164	210,246	280,328	350,411	420,493

$1,000,000	77,982	155,964	233,946	311,928	389,911	467,893

      The Table shows combined benefits paid under the Kaydon Corporation Retirement Plan (the “Retirement Plan”) formula and the Kaydon Corporation Supplemental Executive Retirement Plan (the “SERP”).

      Covered compensation is based on salary and annual bonuses as shown in the Summary Compensation Table. Bonuses are included in covered compensation in the year paid rather than the year earned. Prior to January 1, 1997, covered compensation excluded Management Incentive Compensation Plan payments to the employee during the calendar year in excess of 50% of the employee’s base rate of pay in effect on the December 31 preceding the date of payment. Covered compensation also includes dividends on restricted stock awards (first payable in 2000). Messrs. Crawford and Emling participate in the Retirement Plan but not the SERP, and therefore their covered compensation is limited by the Internal Revenue Code limit for qualified plans ($170,000 for 2000). The other executives listed in the Summary Compensation Table participate in both the Retirement Plan and SERP and there is no limit on their covered compensation. Final Average Compensation is the average covered compensation for the three highest consecutive calendar years during the ten most recent calendar years.

      Federal regulations require that no more than $170,000 in compensation be considered for the calculation of retirement benefits from the Retirement Plan, the Company’s qualified defined benefit plan, in 2000. The maximum amount paid from a qualified defined benefit plan cannot exceed $135,000 per year as of January 1, 2000. The Company previously adopted the SERP to address these limitations.

      The SERP is a nonqualified supplemental pension plan for designated executive officers that provides increased benefits that would otherwise be denied because of certain Internal Revenue Code limitations on qualified benefit plans. In general, the SERP provides retirement, early retirement, disability and death benefits based on the benefit formula contained in the Retirement Plan applied to all compensation, reduced by benefits actually provided under the Retirement Plan. In certain cases, additional service credit for purposes of the SERP benefit formula is provided.

      The amounts reported in this Pension Plan Table are the amounts payable at the normal retirement age of 65, in the form of a single life annuity, from the Retirement Plan and the SERP, if applicable. The amounts shown are not subject to reduction for Social Security benefits but are reduced by any pension benefits payable from other Company plans. A participant may retire as early as age 55, but benefits payable at early retirement are subject to reductions that approximate actuarial values (except that benefits under the SERP are not reduced on retirement at age 62 or later).

      For each of the following Named Executive Officers, the credited Years of Service as of December 31, 2000, and the remuneration received during 2000 were, respectively, as follows: Mr. Campbell, 2 years plus 12 future service years under the SERP and $756,944; Mr. Brocci, 12 years plus 12 additional years of credit under the SERP and $204,677; Mr. Crawford, 1 year and $170,000; and Mr. Emling, 2 years and $170,000 (compensation for Messrs. Crawford and Emling reflect the Internal Revenue Code pay limit).

COMPARISON OF FIVE YEAR CUMULATIVE RETURNS (1995-2000) TABLE

Summary Data Name	1995	1996	1997	1998	1999	2000

KAYDON CORP	$100.00	$157.01	$219.83	$272.83	$185.11	$158.03
Standard & Poors 500	$100.00	$123.25	$164.38	$211.07	$253.87	$225.81
Diversified Co.	$100.00	$132.87	$181.40	$170.76	$214.39	$265.52

•	Assumes $100 invested at the close of trading on December 31, 1995 in Kaydon Corporation common stock, Standard & Poors Composite 500 Index and the Value Line Diversified Manufacturing Index (published by Value Line, Inc).

•	Total return assumes reinvestment of dividends.

•	Based upon fiscal year ended December 31, 2000.

AUDIT COMMITTEE REPORT

      The following is the report of the Audit Committee (the “Committee”) with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2000, which include the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2000 and 1999, and related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2000, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” nor shall such information be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

      In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.

      The Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls; estimates, reserves and accruals; quality of earnings; suitability of accounting principles; highly judgmental areas; audit adjustments whether recorded or not; status of pending litigation; taxation matters; and other areas of oversight to the financial reporting and audit process that the Committee believed appropriate. The Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

      The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

      The Committee reviewed with management and the independent auditors the audited financial statements of the Company as of and for the fiscal year ended December 31, 2000. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

      Based on the above-mentioned reviews and discussions with management and the independent auditors, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

Fiscal 2000 Audit Fee Summary

      During fiscal 2000, the Company retained its principal auditor, Arthur Andersen LLP, to provide services in the following categories and amounts:

      Audit Fees. The aggregate fees billed by Arthur Andersen LLP for professional services for the audit of Kaydon’s annual consolidated financial statements for fiscal 2000 and the review of the consolidated financial statements included in Kaydon’s Forms 10-Q for fiscal 2000 were $335,400.

      Financial Information Systems Design and Implementation Fees. There were no fees billed by Arthur Andersen LLP to Kaydon for financial information systems design and implementation for fiscal 2000.

      All Other Fees. The aggregate fees billed to Kaydon for all other services rendered by Arthur Andersen LLP for fiscal 2000, were $361,980 and primarily related to the following:

–	Due Diligence — in support of acquisitions

–	Tax Compliance and Consulting

–	Pension Plan Audits

      The Audit Committee has determined that the provision of services rendered above is compatible with maintaining Arthur Andersen LLP’s independence.

B. Joseph White (Chairman)
Gerald J. Breen
Thomas C. Sullivan

INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors of Kaydon selected Arthur Andersen LLP, independent public accountants, to audit Kaydon’s consolidated financial statements for the year ended December 31, 2000. A representative of Arthur Andersen LLP will be present at the Annual Meeting of Shareholders with an opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders present.

PROPOSALS BY HOLDERS OF COMMON STOCK

      If any stockholder wishes to have a proposal included in the Company’s proxy statement for the Annual Meeting to be held in 2002, the proposal must be received by the Company no later than 120 days prior to the mailing date of this year’s proxy statement. Any proposal should be sent to the Secretary of the Company at its Executive Offices in Ann Arbor, Michigan, and it is recommended that registered or certified mail, return receipt requested, be used.

      In addition, if any stockholder intends to present a proposal for consideration at the Annual Meeting in 2002, in accordance with the procedures set forth in the Company’s Bylaws, prior notice of a stockholder’s intention to present such a proposal must be given to the Company not later than 90 days prior to the date of the Annual Meeting or 10 days after notice of the Annual Meeting is mailed or publicly announced, whichever is later. Such notice must contain the information required by the Company’s Bylaws, and the presiding officer of the Annual Meeting may refuse to entertain any stockholder proposals that do not comply with these By-law provisions.

Expenses of Solicitation

      Kaydon will pay the costs of preparing, assembling and mailing this proxy statement and the material enclosed herewith. Kaydon has requested brokers, nominees, fiduciaries and other custodians who hold shares of its common stock in their names to solicit proxies from their clients who own such shares, and Kaydon has agreed to reimburse them for their expenses in so doing.

      In addition to the use of the mails, certain officers, directors and regular employees of Kaydon, at no additional compensation, may request the return of proxies by personal interview or by telephone or telegraph.

Other Items of Business

      The management does not intend to present any further items of business to the meeting, and knows of no such items which will or may be presented by others. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy form will vote thereon in such manner as they may in their discretion determine.

John F. Brocci
Vice President Administration and
Secretary

April 5, 2001

PLEASE SIGN, DATE AND IMMEDIATELY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ADDRESSED ENVELOPE.

APPENDIX A

Kaydon Corporation
Audit Committee Charter
(As Amended and Restated May 31, 2000)

I.  Purpose

      The primary function of the Committee is to assist the Board of Directors in fulfilling its reasonable oversight of the Corporation’s:

•	Financial reporting processes, financial reports and other financial information;

•	Internal and independent audit activities; and

•	System of internal controls.

      The function of the Audit Committee is oversight. The Committee shall have the authority to retain accountants, independent counsel and other advisors to assist it in carrying out its duties. Management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements. Management and the internal auditors are responsible for maintaining appropriate accounting and financial reporting principles, policies, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out proper audits and reviews of the Corporation’s interim and year-end financial statements. Consequently, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete, accurate or in compliance with generally accepted accounting principles.

II.  Composition

      The Committee shall be comprised of three or more independent directors as determined by the Board. The Board defines an “Independent Director” as any Director who is not a current or former member of management and is free from any relationship that, in the opinion the Board, would interfere with the exercise of his or her independent judgement as a member of the Committee. All members of the Committee shall be financially literate, having a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

      The members of the Committee shall be appointed by the Board of Directors. Unless a Chair is appointed by the Board of Directors, the members of the Committee may designate a Chair.

III.  Meetings

      The Committee shall meet at least three times annually, or more frequently as circumstances dictate. The Committee shall meet at least annually with management, the outside auditors and the internal auditors in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately.

IV.  Responsibilities and Duties

      To fulfill its oversight responsibilities and duties, the Committee shall perform any activities consistent with this Charter, the Corporation’s Regulations and governing law, as the Committee or the Board deems necessary or appropriate and shall:

1.	Review and reassess this Charter at least annually and submit the Charter to the Board of Directors for approval.

2.	Discuss with management and the outside auditors the Corporation’s audited and quarterly financial statements prior to filing with the Securities and Exchange Commission and prior to the release of

A-1

earnings. The Chair of the Committee may, if necessary, represent the entire Committee for the purposes of the quarterly reviews.

3.	Receive and discuss with management, the outside auditors and the internal auditors all reports regarding any significant changes to the Corporation’s accounting principles, practices, policies and controls.

4.	Prepare a report for inclusion in the proxy statement as required by the Securities and Exchange Commission.

5.	Report and make recommendations to the Directors from time to time with respect to the Committee’s activities and determinations.

6.	Review with management from time to time the Corporation’s policies and practices with respect to legal and ethical compliance.

Outside Auditors

7.	Recommend to the Board of Directors annually the selection of the outside auditors who shall be accountable to the Board of Directors and the Audit Committee, considering their independence, evaluation of their services, and compensation for audit and non-audit services.

8.	Ensure that the outside auditors prepare and deliver annually a formal written statement delineating all relationships between the auditor and the Corporation consistent with Independence Standards Board Standard No. 1; discuss with the outside auditors all relationships or services disclosed in the Statement that may impact their objectivity and independence; and recommend appropriate action to satisfy itself of the outside auditors’ independence.

9.	Discuss with the outside auditors the nature and scope of their annual audit and review their opinion and recommendations.

10.	Receive and discuss any reports or communications submitted to the Committee by the outside auditors required by or referred to in SAS 61.

11.	Approve any proposed change of the outside auditors.

Internal Auditors

Discuss with the internal auditors the nature and scope of the Corporation’s internal audit program and significant results.

A-2

P R O X Y
KAYDON CORPORATION
Annual Meeting of Shareholders, May 3, 2001
Solicited on Behalf of the Board of Directors of Kaydon Corporation

      The undersigned hereby appoints BRIAN P. CAMPBELL and JOHN F. BROCCI, and each of them, the proxies of the undersigned, with power of substitution in each, to vote all stock of Kaydon Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of such Corporation to be held at the Crowne Plaza Hotel, 610 Briarwood Court, Ann Arbor, Michigan on Thursday, May 3, 2001 at 11:00 AM, Eastern time, and at any adjournment thereof.

      Gerald J. Breen, Brian P. Campbell, Thomas C. Sullivan and B. Joseph White have been nominated for election as Directors. Your vote for the four directors may be indicated on the reverse side.

      This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no contrary specification is indicated, this proxy will be voted FOR the election of all nominees as Directors. To insure this proxy is properly executed, each shareholder should review the Proxy Statement Section entitled Quorum and Vote Requirements, before marking this card.

      (Continued and to be dated and signed on the reverse side.)

KAYDON CORPORATION P.O. BOX 11079 NEW YORK, N.Y. 10203-0079

This Proxy is solicited on behalf of the Board of Directors of the Company.

1.	Election of Directors:	FOR all nominees (except as listed to the contrary).	AUTHORITY WITHHELD for all.	AUTHORITY WITHHELD for the following only (write each nominee’s name in the space below)

Name(s)

2.	In their discretion, on other matters which properly come before the meeting or any postponement or adjournment thereof

Change of Address and or Comments Mark Here

   You are urged to date, sign and return promptly this proxy in the envelope provided. It is important for you to be represented at the Meeting. The execution of this proxy will not affect your right to vote in person if you are present at the Meeting and wish to so vote.

Dated:__________________, 2001

___________________________
Signature

___________________________
Signature

IMPORTANT: PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE SO THAT YOUR VOTE WILL BE COUNTED.

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)		Votes must be indicated (x) in Black or Blue ink.

If Mailing Your Proxy, Please Detach Here
You Must Detach This Portion of the Proxy Card
\/ Before Returning it in the Enclosed Envelope \/